NEWS RELEASE
Corporate Communications

Banc of California Welcomes Karen Hon as Chief Accounting Officer

Notable finance and accounting leader with more than 20 years of experience has joined one of the nation’s leading business banks

LOS ANGELES — March 4, 2025 — Banc of California, Inc. (NYSE: BANC), the parent company of wholly owned subsidiary Banc of California, announced today that Karen Hon has joined the company as Executive Vice President and Chief Accounting Officer. In this role, she oversees all accounting, controllership and financial reporting, including Sarbanes-Oxley (SOX) controls. Hon is also a member of the company’s senior management committee, helping to drive operational excellence, business process improvements and enhancements across the bank. Hon reports directly to Joe Kauder, Executive Vice President and Chief Financial Officer.

“We are so pleased to have an experienced executive like Karen join our talented team,” said Jared Wolff, President and CEO of Banc of California. “Karen is a proven leader with deep expertise in accounting as well as system integrations and process improvements. She also has led and built accounting teams at other financial institutions. Her leadership and expertise will be instrumental in driving operational excellence and process, systems and technology enhancements across the bank.”

Hon will replace Jeff Krumpoch, Executive Vice President and Interim Chief Accounting Officer, who is retiring on April 1 after 23 years of service with Banc of California, Inc. and PacWest Bancorp. The two companies merged in 2023.

“We are so thankful for the many years of service Jeff has provided,” said Wolff. “His leadership and expertise have been invaluable over the years, and we wish him well in his retirement.”

Hon has more than 20 years of experience in finance and accounting. She has significant experience in banking, having spent 17 years at Silicon Valley Bank (SVB), most recently as Chief Accounting Officer. Hon led the accounting and reporting teams, and oversaw controllership, tax, the SOX program, SEC and regulatory reporting, and technical accounting and policy. She also oversaw the finance transformation team that led data and technology initiatives that supported financial and regulatory reporting.

Prior to SVB, Hon was an auditor at KPMG. Hon received a bachelor’s degree in economics and psychology from the University of British Columbia and is a licensed Chartered Professional Accountant.

For a photo of Hon, click here (https://dam.bancofcal.com/m/66ba1476ff2ce183/original/Karen-Hon.jpg).

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) is a bank holding company with over $33 billion in assets and the parent company of Banc of California. Banc of California is one of the nation’s premier relationship-based business banks, providing banking and treasury management services to small-, middle-market, and venture-backed businesses. Banc of California is the largest independent bank headquartered in Los Angeles and the third largest bank headquartered in California and offers a broad range of loan and deposit products and services through 80 full-service branches located throughout California and in Denver, Colorado, and Durham, North Carolina, as well as through regional offices nationwide. The bank also provides full-stack payment processing solutions through its subsidiary, Deepstack Technologies, and serves the Community Association Management industry nationwide with its technology-forward platform, SmartStreet™. The bank is committed to its local communities through the Banc of California Charitable Foundation, and by supporting organizations that provide financial literacy and job training, small business support, affordable housing, and more. For more information, please visit us at www.bancofcal.com.

Media Contact:

Jennifer Saylors
Senior Vice President, Corporate Communications
Banc of California
213-338-8635
media@bancofcal.com

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